UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2008

Novamerican Steel Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33342 (Commission File Number)	20-4790836 (I.R.S. Employee Identification Number)

1050 University Avenue
Norwood, Massachusetts 02062
(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code:  (781) 762-0123

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

On November 28, 2008, we entered into a Replenishment Agreement (“Agreement”) with ArcelorDofasco Mittal Inc. (“Arcelor”), as supplier, providing for the supply to us of certain grades of hot rolled steel coils (“HR Coils”).  The Agreement will commence on January 1, 2009, or such earlier date as the parties mutually agree, and will remain in effect until terminated pursuant to the provisions of the Agreement.  The Agreement provides that it may be terminated in the event one party becomes subject to an event of default (as defined in the Agreement), in the event that either party is in material breach of any term or condition of the Agreement, or by either party for convenience upon not less than 6 months’ prior written notice.  Under the Agreement, we agree to purchase, on a weekly basis, an amount of HR Coils based upon the prior week’s actual quantity and type of HR Coils used.  We have agreed to purchase a statistically derived minimum quantity of HR Coil per calendar quarter based upon our actual aggregate usage of HR Coils.  The price for each HR Coil purchased under the Agreement is based on then current independent, published steel pricing data.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which will be filed in accordance with SEC rules and regulations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVAMERICAN STEEL INC.
Date:	December 4, 2008	By:	/s/ Karen G. Narwold
Name: Karen G. Narwold
Title: Vice President, Chief Administrative Officer, General Counsel and Secretary